EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For additional information, contact at 214-981-5000:
Raymond G. Smerge, Executive Vice President and Chief Legal Officer
Sheila E. Gallagher, Vice President — Corporate Communications

CENTEX REAFFIRMS FISCAL 2004 EARNINGS GUIDANCE AT
UBS BUILDING & BUILDING PRODUCTS CONFERENCE

DALLAS — Nov. 5, 2003: Centex Corporation (NYSE: CTX) today reaffirmed its earnings guidance for fiscal 2004 at its presentation at the UBS Building & Building Products Investor Conference.

     Centex’s presentation at the conference included a reaffirmation of its earnings per diluted share guidance range of $11.00 to $11.25 for fiscal 2004, which was previously announced on Oct. 21, 2003. This earnings guidance takes into consideration the impact of the proposed spin-off by Centex of its interest in Centex Construction Products, Inc. (NYSE: CXP) to Centex shareholders, which was previously announced on Jul. 21, 2003.

     Centex also announced at the conference that the proposed spin-off of CXP is on track for completion, although Centex now anticipates that the spin-off will be completed in early 2004, rather than in December 2003 as previously announced. Centex stated that the later anticipated completion date takes into account expected delays associated with upcoming holidays and the expressed reluctance of some shareholders to receive the distribution so close to the end of the calendar year.

     An archive of the webcast of Centex’s presentation at the UBS Building & Building Products Investor Conference will be available until Dec. 6, 2003 on the company’s investor relations Web site, http://ir.centex.com.

     Dallas-based Centex, through its subsidiaries, ranks among the nation’s largest home builders, non-bank-affiliated retail mortgage originators and general contractors. Centex also consistently ranks on FORTUNE magazine’s list of “America’s Most Admired Companies”™.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance and results of operations include the following: general economic conditions and interest rates; the cyclical and seasonal nature of the Company’s businesses; adverse weather; changes in property taxes and energy costs; changes in federal income tax laws and federal mortgage financing programs; governmental regulations; changes in governmental and public policy; changes in economic conditions specific to any one or more of the Company’s markets and businesses; competition; availability of raw materials; and unexpected operations difficulties. These and other factors are described in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2003 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, each of which is filed with the Securities and Exchange Commission.